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                                                                    EXHIBIT 99.2



                                                                    News Release


FOR FURTHER INFORMATION:
John Roberson                                         Fred Nachman
Media Relations                                       Marjan Communications Inc.
(248) 644-7110                                        (312) 867-1771


FOR IMMEDIATE RELEASE


                        MALAN REALTY INVESTORS ANNOUNCES
                FINAL DATE OF TRADING ON NEW YORK STOCK EXCHANGE


         BINGHAM FARMS, MICH., AUGUST 19, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced today that the final day for trading its common stock on the New York Stock Exchange will be Friday, August 27, 2004. Following the close of trading that day, the company's remaining assets and liabilities will be transferred to a liquidating trust in accordance with the plan of liquidation approved by Malan's shareholders in August 2002.

         Each shareholder of Malan will automatically become the holder of one unit of beneficial interest in the trust for each share of Malan common stock, and all outstanding shares of Malan common stock will automatically be deemed cancelled. Malan has requested that the staff of the Securities and Exchange Commission permit the trust to file abbreviated reports with the SEC in the form in which the trust will report periodically to its beneficiaries, in lieu of filing the periodic reports that would be required to be filed with the SEC under Section 13 of the Securities Exchange Act of 1934.

         Subject to limited exceptions related to transfer by will, interstate succession or operation of law, the units will not be transferable nor will a unit holder have authority, opportunity or power to sell or in any other manner dispose of any units. As a result, the beneficial interests in the liquidating trust will not be listed on any securities exchange or quoted on any automated quotation system of a registered securities association.

         "Since announcing the intent to form a liquidating trust, we have advised shareholders concerned about liquidity to consider selling their common shares prior to the cessation of trading," said Jeffery Lewis, president and chief executive officer of Malan Realty Investors. "With that date now set, our shareholders have the choice of selling at the market price or

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holding their units and thereby receive liquidating distributions in the future.
We expect the process of liquidating the trust of the last of its assets could take as long as two years.

         "Malan is in the process of establishing a Web site and investor services desk that will be dedicated to keeping the unit holders informed of the company's activities as we complete the liquidation. We will issue a news release within the next few weeks that provides the Web site address, phone number and name of the contact person who will supervise the service desk."

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 19 properties located in seven states that contains an aggregate of approximately 1.2 million square feet of gross leasable area.


         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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